UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 26, 2013 rue21, inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-34536	25-1311645
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

800 Commonwealth Drive Warrendale, Pennsylvania	15086
(Address of principal executive offices)	(Zip Code)

(724) 776-9780

(Registrant’s telephone number including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.	Regulation FD Disclosure

rue21, inc. (“rue21” or the “Company”) is disclosing the following information , which has not been previously reported and may be provided to prospective lenders in connection with the financing of the transactions contemplated by the previously announced merger agreement, dated as of May 23, 2013, by and among the Company, Rhodes Holdco, Inc., and Rhodes Merger Sub, Inc., a wholly-owned subsidiary of Rhodes Holdco, Inc. Rhodes Holdco, Inc. and Rhodes Merger Sub, Inc. are beneficially owned by affiliates of funds advised by Apax Partners, L.P.

The soft sales pattern seen in Fiscal August is continuing in the third quarter to date with comparable store sales down 9.5% through September 24th (1). To date in Fiscal September, which began September 1, 2013 and will end on October 5, 2013, comparable store sales were down 12.8% (1). Compared to the comparable periods of last year, total sales for the third quarter to date are up 2.3% and for Fiscal September to date are down 1.3% (1).

In Fiscal September, the Company anticipates merchandise margin improvement relative to last year to continue the trend set in Fiscal August. Inventory levels and promotions have been managed to lower sales expectations since the end of the second quarter resulting in a 200 basis points improvement in merchandise margin in Fiscal August and the expectation for an approximate 150 basis points improvement in Fiscal September.

As of the end of week three of the five week month of Fiscal September, inventory levels including inventory on-order, were up by only mid-single digits compared to an increase of approximately 16% square footage growth due to a larger store base of 120 more stores compared to the same week in the prior year.

(1)	The company uses a retail industry standard 52/53 week fiscal year accounting calendar and is in the midst of a fiscal year following a 53 week fiscal year. Accordingly, we are measuring our comparable store sales performance and trends using a one-week shifted prior year calendar for comparison purposes. The shifted prior year calendar does not align with our prior year fiscal accounting periods.

The financial data presented above is preliminary, based upon our estimates, and are subject to revision based upon our financial closing procedures and the completion of our financial statement. Our actual results may be materially different from our estimates. In addition, these estimated results are not necessarily indicative of our results for the third quarter, the full fiscal year or any future period. The preliminary financial data included above has been prepared by, and is the responsibility of, management.

Item 8.01 Other Items

The disclosure contained in Item 7.01 is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

rue21, inc.

By:	/s/ Stacy Siegal
Stacy Siegal
Senior Vice President and Chief Administrative Officer

September 26, 2013

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